Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

Guidance Targets Achieved

Quarterly RGU Growth Strongest in Two Years

Substantial Liquidity to Drive Shareholder Value

Englewood, Colorado — February 24, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the fourth quarter (“Q4”) and year ended December 31, 2009. Highlights for the year compared to the same period for 2008 (unless noted), include:

•                  Organic RGU1 additions of 932,000 in 2009, including 322,000 in Q4

•                  Revenue of $11.1 billion, reflecting 4% rebased2 growth

•                  Operating Cash Flow (“OCF”)3 of $4.9 billion, representing 7% rebased growth

•                  Operating income increased by 22% to $1.6 billion

•                  Free Cash Flow (“FCF”)4 increased by 47% to $1.1 billion in 2009, including $444 million in Q4

President and CEO Mike Fries said, “2009 was a successful year for LGI with continued growth and consistent performance in the midst of difficult global economic conditions. In terms of our full-year guidance targets, we achieved rebased OCF growth of 7% and FCF growth of 47%, at the high-end of our 5%-7% guidance range for OCF growth and substantially above our 25% target for FCF growth. Our Q4 performance was highlighted by our strongest quarter for organic subscriber additions in two years and we are seeing that momentum continue in the first quarter of 2010.”

“In Europe we delivered a 37% year-over-year improvement in Q4 organic subscriber additions, capitalizing on our new ‘Fiber Power’ broadband products and enhanced digital video offerings to drive increased customer penetration and lower video churn. Our Dutch business, the furthest along in our European ‘Fiber Power’ roll-out, tripled its quarterly broadband subscriber additions as compared to Q4 2008, and leveraged its simplified bundling offers and superior video products to post its strongest quarter for digital cable additions in three years. This encouraging performance has positive implications for our other European markets, as we are accelerating advanced digital video features and expanding next-generation broadband services across our footprint, with all of our European markets expected to have next-generation broadband widely available by year-end 2010.”

“On the M&A front, we recently completed two significant transactions. First, in late January, we completed the acquisition of 100% of Unitymedia, the second largest cable operator in Germany. Second, last week, we completed the sale of our 37.8% interest in J:COM, the largest cable operator in Japan. Pro forma for these transactions, approximately 85% of our consolidated revenue will be generated in Europe and our available liquidity5 as of year-end 2009 would have exceeded $3.5 billion.”

“Additionally, as a result of our substantial liquidity position and our commitment to stock repurchases, we recently approved an increase of $350 million to our buyback program. This increase brings our total available buyback capacity to over $500 million.”

“We are optimistic about our growth prospects for 2010, particularly given the positive subscriber trends we are seeing with respect to next-generation broadband internet and digital video services. Together with our cash-rich balance sheet, the potential for accretive M&A activity, and our stock buyback capacity, we remain focused on driving increased value for our shareholders.”

PRESS RELEASE

Recent Transactions

Acquisition of Unitymedia

On January 28, 2010, we completed the acquisition of Unitymedia GmbH (“Unitymedia”) for total consideration, before estimated direct acquisition costs, of approximately €4.0 billion ($5.7 billion at the transaction date), including €2.0 billion ($2.8 billion at the transaction date) in cash for all of the outstanding stock of Unitymedia and €2.0 billion ($2.9 billion at the transaction date) in Unitymedia net debt at the transaction date. We currently expect to redeem the outstanding debt of Unitymedia and complete the push down of the UPC Germany debt in early March 2010 (collectively, together with the purchase, the “Unitymedia Transaction”). From a financial reporting perspective, we will consolidate Unitymedia from the date of acquisition.

Disposition of J:COM Interest

On February 18, 2010, we completed the sale of our subsidiaries that directly or indirectly, including through certain trust arrangements, held our 37.8% ownership interest in J:COM to KDDI Corporation. We received gross proceeds of approximately ¥362 billion ($4.0 billion at the applicable rate) in cash and are entitled to receive the anticipated final 2009 dividend of ¥490 ($5.43 at the applicable rate) per share attributable to our interest in J:COM that is expected to be approved at the March 2010 J:COM shareholders meeting. Including both the proceeds received upon the sale and the anticipated dividend, we expect to realize gross proceeds of approximately ¥363 billion ($4.0 billion at the applicable rate). We estimate that our pre-tax net proceeds will approximate $3.1 billion (at the applicable rate), after repaying our LGJ Holdings Credit Facility and covering transaction costs (together with the aforementioned sale, the “J:COM Transaction”). In addition, we expect that the taxable gain on the J:COM Transaction, when taken together with our expectations as to our other taxable activities in 2010, will result in aggregate U.S. income tax payments during 2010 ranging from $350 million to $500 million. J:COM will be treated as a discontinued operation beginning in Q1 2010. Accordingly, the revenue, OCF, FCF and subscriber metrics presented in this release include corresponding amounts for J:COM.

Subscriber Statistics

At December 31, 2009, we provided our 16.6 million global customers a total of 27.1 million services, consisting of 15.2 million video, 6.7 million broadband internet and 5.2 million telephony subscriptions. Our RGUs include 19.9 million advanced service6 RGUs, representing 73% of our total RGUs, which is a 2.8 million or 16% increase over 2008 advanced service RGUs of 17.1 million. As a result of this growth in advanced services, our bundled customer base increased 10% in 2009, as we finished the year with 42% of our 16.6 million customers subscribing to two or more products.

In 2009, we added 932,000 organic RGUs, with our operations in Europe, Japan, the Americas and Australia contributing 431,000, 333,000, 147,000 and 21,000 additions, respectively. Our fourth quarter organic additions of 322,000, accounting for 35% of our 2009 organic additions, reflect our strongest quarter of the year and a 13% improvement over our Q4 2008 organic additions of 284,000. The quarterly year-over-year increase in RGUs was due largely to lower video losses and higher broadband additions, especially in our Dutch operation.

With respect to video, we lost 260,000 organic subscribers in 2009, including 30,000 in the fourth quarter. Our fourth quarter performance represents the best quarter for LGI since Q4 2007 with respect to organic video losses. This performance also compares favorably to our organic video loss of 49,000 in Q4 2008 and to our average quarterly organic video loss of 77,000, for the first three quarters of 2009. Our improved results in Q4 were driven in part by substantially lower analog churn in the Netherlands.

Propelled by traction from our DVR, HD and VoD offerings,7 digital cable was our most successful product in 2009, as we added 1.6 million organic digital cable additions, including 377,000 in the fourth quarter. As compared to full-year 2008 results, organic digital cable additions increased by 12%, led by Telenet. We ended 2009 with a digital cable RGU base of 6.7 million, which was a 31% gain over our year-end 2008 digital cable RGUs of 5.1 million. As a result, our consolidated digital penetration8 increased to 48% at December 31, 2009 from 36% at December 31, 2008, as all key cable operations showed year-over-year improvements. Specifically,

PRESS RELEASE

digital penetration of the UPC Broadband Division (“UPC”) increased from 24% to 34% during 2009, as UPC added over 700,000 digital cable RGUs. Instrumental to this growth at UPC in digital cable has been the DVR, as we added over 400,000 DVR customers in 2009, reaching 38% DVR penetration9 and surpassing 1.0 million DVRs on the UPC digital cable base.

Complementing our success in digital cable, we posted another consistent year in organic broadband internet and telephony subscribers, adding 582,000 broadband internet subscribers including 184,000 in Q4 and 610,000 telephony subscribers including 168,000 in Q4. Our broadband internet and telephony penetrations10 reached 22% and 18% by year-end 2009, respectively. During the course of 2009, we added over 1.0 million broadband internet homes serviceable and nearly 2.0 million telephony homes serviceable to our footprint. Looking to 2010, we expect to further grow penetration in both broadband internet and telephony, capitalizing on the competitive advantages associated with our EuroDOCSIS 3.0 offerings and triple-play bundles.

The 2009 performance of our Dutch operation, particularly in the fourth quarter, was a notable highlight. Demonstrating success across all three products, the Netherlands added 48,000 organic RGUs in Q4 2009, as compared to 9,000 in Q4 2008. With respect to video, our Dutch operation added 41,000 digital cable subscribers in Q4, its best quarter in three years, and reduced total video losses by 54% as compared to Q4 2008. This video performance was attributable to our expansion in content, including HD and on demand programming, improved triple-play offers and the halo effect of our “Fiber Power” roll-out. Additionally, the Netherlands added a record 34,000 broadband internet subscribers in Q4, reflecting growth in excess of 200% over Q4 2008 additions. Our “Fiber Power” products were the catalyst to this growth, as we have significantly improved the consumer value proposition and have clearly delineated our platform’s speed advantage versus DSL. As one of our most advanced markets in terms of product offerings and positioning, we view this success as an indicator of the growth potential that exists for our other markets.

Revenue

For the three months and year ended December 31, 2009, our consolidated revenue increased 19% to $3.0 billion and 6% to $11.1 billion, respectively, as compared to the corresponding 2008 periods. Our reported results for both periods reflect the impact of foreign currency (“FX”) movements, as the fourth quarter revenue reflects strengthening functional currencies relative to the U.S. dollar and the full-year revenue largely reflects weakening functional currencies. Excluding FX movements, our revenue grew 7% and 8% for the three months and year ended December 31, 2009, respectively. Our full-year 2009 revenue results were driven largely by organic growth, supplemented by the revenue impact associated with acquisitions at J:COM and Telenet.

Excluding the combined effects of FX and acquisitions, we achieved year-over-year rebased revenue growth of 4% for both the three months and year ended December 31, 2009. Our rebased performance was led by Poland, which continues to post double-digit growth rates, and Telenet. Our revenue growth in 2009 was driven primarily by our subscription revenue, which increased organically by approximately 5% during 2009, while our non-subscription revenue, which includes business-to-business, programming, installation and interconnect revenue, remained relatively flat on an organic basis. Of our organic subscription revenue, broadband internet, telephony and video achieved organic year-over-year growth of approximately 6%, 5% and 4%, respectively.

Our consolidated ARPU11 per customer increased to $46.21 in 2009, reflecting year-over-year reported growth of 3%. Adjusting for FX effects, consolidated ARPU per customer growth was 5%. This was driven in part by substantially higher revenue from our digital video products and improved bundling, as RGUs per customer have increased 4% in the last twelve months to finish 2009 at 1.63x. Of our segments, our European operations, Telenet and UPC, exhibited annual ARPU per customer increases in local currency terms of 5% and 4%, respectively. Additionally, as compared to 2008 results, VTR and Austar realized increases of 3% in 2009, while J:COM experienced a slight decline.

PRESS RELEASE

Operating Cash Flow

For the three months and year ended December 31, 2009, our OCF increased 19% to $1.3 billion and 8% to $4.9 billion, respectively, as compared to the corresponding prior year periods. Excluding the impact of FX, we achieved year-over-year OCF growth of 7% for the fourth quarter and 10% for the full year. Adjusting for FX and acquisition effects, we delivered rebased OCF growth of 4% and 7%, respectively, for the three months and year ended December 31, 2009.

As expected, our fourth quarter rebased growth was lower than previous quarters in 2009, due in part to higher marketing and customer acquisition costs and difficult year-over-year Q4 comparisons in some markets. In particular, our rebased growth was adversely impacted by net non-recurring benefit items recognized in the fourth quarter of 2008 in the Netherlands and Switzerland and the impact of a settlement accrual in Belgium in the fourth quarter of 2009. In terms of our 2009 performance, we achieved our guidance, finishing the year at the top-end of our 5%-7% range. Of our reportable segments, Telenet and Austar posted the highest rebased growth in 2009 at 13% and 12%, respectively, while UPC realized rebased growth of 3%, with Poland, Ireland, the Netherlands and Switzerland the strongest performers.

For the three months and year ended December 31, 2009, we achieved OCF margins12 of 43.0% and 44.0%, respectively. As compared to the respective 2008 periods, our fourth quarter OCF margin was largely flat, while our full year OCF margin expanded 110 basis points. Our European markets continue to improve their efficiency, as the 2009 OCF margins for Telenet and UPC increased to 49.4% and 49.3%, respectively, reflecting year-over-year margin improvement of 120 and 100 basis points, respectively. In terms of UPC, each of UPC’s four Western European markets, led by Switzerland and Netherlands, delivered annual OCF margin improvement. Overall, our focus on selling high-margin advanced services and leveraging our scale and fixed costs has played an instrumental role in driving our OCF margin improvement.

Operating Income

For the three months and year ended December 31, 2009, we reported operating income of $469 million and $1.6 billion, respectively, as compared to $225 million and $1.3 billion for the three months and year ended December 31, 2008, respectively. The 109% increase for the quarter reflects the positive impacts of favorable foreign currency movements, lower impairment charges and higher OCF that were only partially offset by the negative impact of higher depreciation and amortization expense. The 22% increase for the full year reflects an increase in OCF that was only partially offset by higher depreciation and amortization and unfavorable foreign currency movements.

Net Loss Attributable to LGI Stockholders

We recognized net earnings attributable to LGI stockholders of $100 million ($0.34 per diluted share) for the three months ended December 31, 2009, as compared to a net loss attributable to LGI stockholders (“Net Loss”) of $753 million ($2.60 per diluted share) for the three months ended December 31, 2008. For the year ended December 31, 2009, we reported a Net Loss of $412 million ($1.53 per diluted share), as compared to a Net Loss of $789 million ($2.50 per diluted share) for the prior year. The improvements in our results for both the fourth quarter and full-year period are due primarily to positive contributions from income tax benefits, foreign currency transactions gains and increased operating income that more than offset increases in our derivative losses. Our gains and losses associated with FX transactions and changes in fair values of investments and debt are predominantly non-cash.

For the three months ended December 31, 2009 and 2008, our diluted per share calculations utilized weighted average common shares outstanding of 307 million and 289 million, respectively. For the full-year basic and diluted per share calculations, we used 269 and 315 million weighted average shares for the years ended December 31, 2009 and 2008, respectively. As of February 19, 2010, we had 268 million common shares outstanding.

PRESS RELEASE

Capital Expenditures and Free Cash Flow

For the three months and year ended December 31, 2009, our capital expenditures declined to $629 million and $2.2 billion, respectively, as compared to $691 million and $2.4 billion, respectively, for the corresponding prior year periods. As a percentage of revenue, our capital expenditures improved to 21% for the three months ended December 31, 2009, from 27% for the same period last year. Similarly, for the full year, capital expenditures as a percentage of revenue were 20% in 2009, as compared to 22% in 2008. Of our 2009 spend, customer premise equipment and scalable infrastructure accounted for 61%, upgrade, rebuild and line extension activity accounted for 22%, and the remaining 17% was largely attributable to support capital. Excluding J:COM, our 2009 capital expenditures would have been approximately $1.7 billion or 22% of revenue.

In terms of our segments, UPC, VTR, and to a lesser extent, Austar and J:COM, experienced declining capital expenditures as a percentage of revenue. Of particular note, capital expenditures as a percentage of revenue in 2009 for UPC and VTR fell by over 300 basis points each, to 25% and 22%, respectively. These improvements were due predominantly to decreases in spend related to new build and rebuild activity, as well as support capital for UPC, and decreases in spend related to scalable infrastructure for VTR.

FCF increased 105% to $444 million for the three months ended December 31, 2009 and 47% to $1.1 billion for full-year 2009, as compared to the respective periods in 2008. With our 2009 FCF growth of 47%, we achieved our 2009 target of at least 25% growth on a year-over-year basis. Our FCF improvement in 2009 was driven by a combination of lower capital expenditures (as noted above) and an increase in cash provided by operating activities. Additionally, the year-over-year FCF comparisons for both the fourth quarter and full year were positively impacted by FX. Of our 2009 FCF of $1.1 billion, approximately 70% was attributable to J:COM.

Leverage and Liquidity

At December 31, 2009, total debt including capital lease obligations was $25.9 billion, reflecting an increase of $4.2 billion from reported levels at September 30, 2009. This was due primarily to our capital raises in connection with funding the Unitymedia Transaction. In November 2009, we raised $935 million principal amount of 4.5% Convertible Senior Notes at LGI and issued approximately $3.8 billion principal amount of UPC Germany senior notes, which senior notes are expected to be pushed down to Unitymedia in early March 2010.

In terms of our cash position at December 31, 2009, we reported $7.4 billion, consisting of cash and cash equivalents of $3.3 billion and restricted cash related to our debt instruments of $4.1 billion.13 The combined cash position increased approximately $5.0 billion from September 30, 2009, as a result of the financings noted above and to a lesser extent, from a strong fourth quarter in free cash flow generation.

In addition to our available cash position, we had approximately $1.6 billion of borrowing capacity at December 31, 2009, as represented by the maximum undrawn commitment under each of our credit facilities.14 This capacity was largely attributable to our credit facilities at UPC Broadband Holding (40% of total), Telenet (28% of total) and J:COM (27% of total). Upon completion of our fourth quarter bank reporting requirements at UPC Broadband Holding and taking into account financing transactions completed subsequent to December 31, 2009, we estimate that approximately €59 million ($84 million) of UPC Broadband Holding’s capacity will be available.

If we adjust our year end balances for the Unitymedia and J:COM Transactions and use December 31, 2009 exchange rates, our December 31, 2009 pro forma net debt15 would have been $18.5 billion, consisting of debt (including capital lease obligations) and cash (including restricted cash related to our debt instruments) of approximately $23.0 billion and $4.6 billion, respectively. Utilizing these pro forma amounts and adjusting our annualized OCF for the actual J:COM and estimated Unitymedia annualized OCF impacts, we estimate that our adjusted gross and net debt leverage ratios16 at December 31, 2009 would have been approximately 5.5x and 4.4x, respectively. These ratios decline to 5.2x and 4.2x, after adjusting for our $1.0 billion loan that is backed by the shares we hold in Sumitomo Corporation and the cash collateralized borrowing under the VTR Bank Facility, as well as adjusting for the restricted cash which offsets the VTR Bank Facility.

PRESS RELEASE

During the course of 2009 and into the early part of 2010, we significantly strengthened our debt maturity profile, having extended over $9.0 billion in maturities. These extensions most directly impacted the UPC borrowing group, where over 99% of debt maturities (including capital lease obligations) are now in 2013 and beyond, with a majority of debt having a maturity in 2015 or later. Similarly, adjusting for the J:COM Transaction, approximately 95% of LGI’s overall debt matures in 2013 and beyond. Additionally, at December 31, 2009 and adjusting for the J:COM Transaction, nearly 100% of our floating rate debt exposure is hedged and, on a fully swapped basis, we estimate that our debt borrowing cost,17 was approximately 7.3%. Furthermore, we have continued to match our borrowings to the underlying cash flows of our operations.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of February 24, 2010, Liberty Global operated state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2010 outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services, increase our ARPU per customer and improve our OCF margins, and our liquidity and access to capital markets, including our borrowing availability and potential uses of our excess capital; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance; our expectations with respect to tax payments arising from the J:COM Transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PRESS RELEASE

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:

Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
K.C. Dolan	+1 303.220.6686	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202

1                            Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

2                            For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we  have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2008 and 2009 from our rebased amounts for the year ended December 31, 2008 and (iii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 11 for supplemental information.

3                            Please see page 14 for our operating cash flow definition and the required reconciliation.

4                            Free cash flow or FCF is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Please see page 15 for more information on FCF and the required reconciliation.

5                            Available liquidity refers to liquidity available to the parent and reflects the total of our cash at the parent and our non-operating subsidiaries adjusted for the J:COM and Unitymedia Transactions, cash at UPC Holding B.V. and its subsidiaries (excluding VTR), and the amount available to borrow at our UPC Broadband Holding credit facility upon completion of our fourth quarter bank reporting requirements. The contribution to liquidity from the J:COM Transaction is presented on a pre-tax basis.

6                            Advanced services represent our services related to digital video, including digital cable and direct-to-home satellite (“DTH”), broadband internet and telephony.

7                            DVR, HD and VoD refer to digital video recorder, high definition and video-on-demand, respectively.

8                            Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

9                            DVR penetration is calculated by dividing the number of DVR cable subscribers by total digital cable RGUs.

10                      Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.

11                      ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC is not adjusted for currency impacts.

12                      OCF margin is calculated by dividing OCF by total revenue for the applicable period.

13                      Restricted cash includes $3.7 billion related to proceeds from the issuance of UPC Germany’s senior notes placed into escrow to fund a portion of the Unitymedia Transaction and $471 million of cash related to our debt instruments.

14                      The $1.6 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $27 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

15                      Net debt is defined as total debt and capital lease obligations less cash and cash equivalents including our restricted cash balances related to our debt instruments.

16                      Our gross and net leverage ratios are defined as total debt (including capital lease obligations) and net debt to annualized OCF of the latest quarter. For the pro forma ratios, the annualized OCF utilized in the denominator represents the sum of: (a) the annualized LGI fourth quarter OCF (after deducting J:COM’s fourth quarter OCF); and (b) the annualized nine-month OCF for Unitymedia as determined under accounting principles generally accepted in the U.S. (“GAAP”).

17                      Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	December 31,
	2009	2008
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,269.6	$1,374.0
Trade receivables, net	1,016.7	1,002.8
Deferred income taxes	504.2	280.8
Derivative instruments	157.6	193.6
Other current assets	330.1	382.5
Total current assets	5,278.2	3,233.7

Restricted cash	4,135.8	470.8
Investments	1,008.6	979.8
Property and equipment, net	12,010.7	12,035.4
Goodwill	13,353.8	13,144.7
Intangible assets subject to amortization, net	2,130.0	2,405.0
Other assets, net	1,982.8	1,716.7

Total assets	$39,899.9	$33,986.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$734.9	$735.0
Deferred revenue and advance payments from subscribers and others	886.4	918.4
Current portion of debt and capital lease obligations	487.7	513.0
Derivative instruments	741.6	441.7
Other accrued and current liabilities	1,685.3	1,634.0
Total current liabilities	4,535.9	4,242.1

Long-term debt and capital lease obligations	25,364.9	19,989.9
Deferred tax liabilities	890.5	902.7
Other long-term liabilities	2,611.5	2,356.7
Total liabilities	33,402.8	27,491.4

Commitments and contingencies

Equity:
Total LGI stockholders	3,120.1	3,393.0
Noncontrolling interests	3,377.0	3,101.7
Total equity	6,497.1	6,494.7

Total liabilities and equity	$39,899.9	$33,986.1

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions, except per share amounts

Revenue	$3,040.1	$2,555.5	$11,080.2	$10,497.7

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	1,169.9	975.9	4,202.1	4,061.2
Selling, general and administrative (including stock-based compensation)	594.5	505.8	2,129.9	2,090.1
Depreciation and amortization	793.9	694.0	2,972.6	2,842.3
Impairment, restructuring and other operating charges, net	12.4	155.2	138.6	158.5
	2,570.7	2,330.9	9,443.2	9,152.1
Operating income	469.4	224.6	1,637.0	1,345.6

Other income (expense):
Interest expense	(290.4)	(283.6)	(945.7)	(1,147.3)
Interest and dividend income	8.5	16.3	50.0	91.6
Realized and unrealized gains (losses) on derivative instruments, net	(330.8)	(10.3)	(1,103.2)	78.9
Foreign currency transaction gains (losses), net	57.9	(648.4)	149.4	(552.1)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(38.3)	77.4	(22.1)	(7.0)
Gains (losses) on debt modifications and extinguishments, net	0.6	—	(33.4)	—
Share of results of affiliates, net	1.0	0.2	2.4	5.4
Gains on disposition of assets and changes in ownership, net	11.2	—	9.9	—
Other income (expense), net	(0.3)	(0.2)	6.9	(0.3)
	(580.6)	(848.6)	(1,885.8)	(1,530.8)
Loss from continuing operations before income taxes	(111.2)	(624.0)	(248.8)	(185.2)

Income tax benefit (expense)	403.7	(118.7)	233.7	(433.3)

Earnings (loss) from continuing operations	292.5	(742.7)	(15.1)	(618.5)

Discontinued operations:
Earnings from discontinued operations, net of taxes	—	3.6	3.5	16.7
Gain on disposal of discontinued operations	—	—	25.7	—
	—	3.6	29.2	16.7

Net earnings (loss)	292.5	(739.1)	14.1	(601.8)

Net earnings attributable to noncontrolling interests	(192.5)	(13.5)	(426.2)	(187.1)

Net earnings (loss) attributable to LGI stockholders	$100.0	$(752.6)	$(412.1)	$(788.9)

Earnings (loss) attributable to LGI stockholders per share:
Basic	$0.38	$(2.60)	$(1.53)	$(2.50)
Diluted	$0.34	$(2.60)	$(1.53)	$(2.50)

PRESS RELEASE

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2009	2008
	in millions

Cash flows from operating activities:
Net earnings (loss)	$14.1	$(601.8)
Earnings from discontinued operations	(29.2)	(16.7)
Loss from continuing operations	(15.1)	(618.5)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	3,356.8	3,730.0
Net cash provided by operating activities of discontinued operations	11.6	26.5
Net cash provided by operating activities	3,353.3	3,138.0

Cash flows from investing activities:
Capital expended for property and equipment	(2,235.3)	(2,360.4)
Proceeds received upon disposition of discontinued operations, net of disposal costs	167.5	—
Cash paid in connection with acquisitions, net of cash acquired	(72.8)	(683.9)
Proceeds received upon dispositions of assets	23.7	40.4
Other investing activities, net	(30.9)	(18.5)
Net cash used by investing activities of discontinued operations	(9.3)	(22.4)
Net cash used by investing activities	(2,157.1)	(3,044.8)

Cash flows from financing activities:
Borrowings of debt	7,107.2	2,516.6
Repayments and repurchases of debt and capital lease obligations	(2,034.0)	(1,053.6)
Change in cash collateral	(3,768.6)	9.4
Repurchase of LGI common stock	(416.3)	(2,271.8)
Payment of financing costs	(232.2)	(27.7)
Proceeds from issuance of LGI common stock to a third party, net	126.6	—
Distributions by subsidiaries to noncontrolling interests	(91.7)	(33.5)
Proceeds from issuance of stock by subsidiaries	12.9	31.9
Other financing activities, net	(9.6)	5.3
Net cash used by financing activities of discontinued operations	—	(3.5)
Net cash provided (used) by financing activities	694.3	(826.9)

Effect of exchange rates on cash	5.1	72.2

Net increase (decrease) in cash and cash equivalents:
Continuing operations	1,893.3	(662.1)
Discontinued operations	2.3	0.6
Net increase (decrease) in cash and cash equivalents	1,895.6	(661.5)

Cash and cash equivalents:
Beginning of period	1,374.0	2,035.5
End of period	$3,269.6	$1,374.0

Cash paid for interest	$826.6	$1,288.0
Net cash paid for taxes	$215.8	$141.3

PRESS RELEASE

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business services and J:COM provides certain programming distribution services. At December 31, 2009, our operating segments in the UPC Broadband Division provided services in nine European countries. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Telenet, J:COM, VTR and Austar provide broadband communications services in Belgium, Japan, Chile and Australia, respectively. Our corporate and other category includes (i) less significant consolidated operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

During 2009, we made the following changes to our reportable segments:

•                       During the fourth quarter, we (i) combined Ireland and Austria into one reportable segment (Other Western Europe), (ii) combined Hungary and our Other Central and Eastern Europe into one reportable segment (Central and Eastern Europe) and (iii) began reporting Austar as a separate reportable segment. Previously, Ireland, Austria and Hungary were reported as separate reportable segments and Austar was included in our corporate and other category;

•                       During the fourth quarter, we changed our reporting such that we no longer include two of our subsidiaries that perform certain corporate and administrative functions within the central operations category of the UPC Broadband Division. Instead, we present these subsidiaries within our corporate and other category; and

•                       During the first quarter, we changed our reporting such that we no longer include video-on-demand costs within the central operations category of UPC. Instead, we present these costs within the individual operating segments of UPC.

Segment information for all periods presented has been recast to reflect the aforementioned changes. Additionally, our reportable segments have been reclassified for all periods to present UPC Slovenia as a discontinued operation. Previously, UPC Slovenia was included in our Central and Eastern Europe segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in our rebased amounts for the three months and year ended December 31, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2009, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed or otherwise deconsolidated during 2008 and 2009 from our rebased amounts for the three months and year ended December 31, 2008 to the same extent that the revenue and OCF of such entities are excluded from our results for the three months and year ended December 31, 2009, and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2008 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2008 include Mediatti, two small acquisitions in Europe and two small acquisitions in Japan. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2008 include Interkabel, Mediatti, six small acquisitions in Europe and five small acquisitions in Japan. The disposed and deconsolidated entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the year ended December 31, 2008 were Chellomedia’s Liveshop operation and one of Chellomedia’s programming distribution businesses. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a

PRESS RELEASE

comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$307.0	$272.1	$34.9	12.8	0.7	—
Switzerland	274.7	240.5	34.2	14.2	0.9	—
Other Western Europe	226.8	199.0	27.8	14.0	1.8	—
Total Western Europe	808.5	711.6	96.9	13.6	1.1	1.1
Central and Eastern Europe	300.1	281.9	18.2	6.5	0.6	0.2
Central operations	2.7	2.1	0.6	28.6	37.5	—
Total UPC Broadband Division	1,111.3	995.6	115.7	11.6	1.0	0.9

Telenet (Belgium)	469.3	371.9	97.4	26.2	12.7	9.0
J:COM (Japan)	978.3	797.8	180.5	22.6	14.7	4.6
VTR (Chile)	192.6	153.1	39.5	25.8	1.6	1.6
Austar (Australia)	156.7	110.4	46.3	41.9	4.8	4.8
Corporate and other	153.1	146.2	6.9	4.7	0.5	—
Intersegment eliminations	(21.2)	(19.5)	(1.7)	(8.7)	4.1	—

Total LGI	$3,040.1	$2,555.5	$484.6	19.0	7.2	3.6

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$1,139.7	$1,181.1	$(41.4)	(3.5)	1.7	—
Switzerland	1,020.6	1,017.0	3.6	0.4	0.6	—
Other Western Europe	835.3	893.8	(58.5)	(6.5)	(1.4)	—
Total Western Europe	2,995.6	3,091.9	(96.3)	(3.1)	0.5	0.4
Central and Eastern Europe	1,112.6	1,292.4	(179.8)	(13.9)	2.3	1.8
Central operations	9.1	10.5	(1.4)	(13.3)	(2.8)	—
Total UPC Broadband Division	4,117.3	4,394.8	(277.5)	(6.3)	1.0	0.8

Telenet (Belgium)	1,685.8	1,509.0	176.8	11.7	17.3	7.4
J:COM (Japan)	3,571.6	2,854.2	717.4	25.1	13.4	4.6
VTR (Chile)	700.8	713.9	(13.1)	(1.8)	5.7	5.7
Austar (Australia)	533.9	534.7	(0.8)	(0.1)	6.8	6.8
Corporate and other	548.9	576.0	(27.1)	(4.7)	4.7	—
Intersegment eliminations	(78.1)	(84.9)	6.8	8.0	3.1	—

Total LGI	$11,080.2	$10,497.7	$582.5	5.5	7.6	3.7

PRESS RELEASE

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$178.7	$162.7	$16.0	9.8	(1.9)	—
Switzerland	147.2	132.9	14.3	10.8	(2.1)	—
Other Western Europe	109.9	94.6	15.3	16.2	3.8	—
Total Western Europe	435.8	390.2	45.6	11.7	(0.6)	(0.6)
Central and Eastern Europe	150.4	145.2	5.2	3.6	(2.2)	(2.6)
Central operations	(48.5)	(41.3)	(7.2)	(17.4)	(5.1)	—
Total UPC Broadband Division	537.7	494.1	43.6	8.8	(1.5)	(1.6)

Telenet (Belgium)	213.1	175.1	38.0	21.7	8.6	9.3
J:COM (Japan)	422.0	341.6	80.4	23.5	15.4	8.1
VTR (Chile)	82.3	66.0	16.3	24.7	1.0	1.0
Austar (Australia)	52.0	37.4	14.6	39.0	2.1	2.1
Corporate and other	(0.5)	(12.2)	11.7	95.9	98.3	—

Total	$1,306.6	$1,102.0	$204.6	18.6	6.7	4.3

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$665.4	$670.6	$(5.2)	(0.8)	4.3	—
Switzerland	564.4	540.1	24.3	4.5	4.7	—
Other Western Europe	392.3	414.8	(22.5)	(5.4)	(0.4)	—
Total Western Europe	1,622.1	1,625.5	(3.4)	(0.2)	3.2	3.2
Central and Eastern Europe	566.1	669.5	(103.4)	(15.4)	0.5	(0.2)
Central operations	(157.0)	(172.1)	15.1	8.8	3.8	—
Total UPC Broadband Division	2,031.2	2,122.9	(91.7)	(4.3)	3.0	2.8

Telenet (Belgium)	832.6	726.6	106.0	14.6	20.6	13.1
J:COM (Japan)	1,545.9	1,191.0	354.9	29.8	17.7	9.0
VTR (Chile)	288.4	295.5	(7.1)	(2.4)	4.7	4.7
Austar (Australia)	185.4	177.3	8.1	4.6	11.7	11.7
Corporate and other	(5.5)	(13.4)	7.9	59.0	95.0	—

Total	$4,878.0	$4,499.9	$378.1	8.4	10.4	6.9

PRESS RELEASE

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire controlling interests in entities. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions

Total segment operating cash flow	$1,306.6	$1,102.0	$4,878.0	$4,499.9
Stock-based compensation expense	(30.9)	(28.2)	(129.8)	(153.5)
Depreciation and amortization	(793.9)	(694.0)	(2,972.6)	(2,842.3)
Impairment, restructuring and other operating charges, net	(12.4)	(155.2)	(138.6)	(158.5)
Operating income	$469.4	$224.6	$1,637.0	$1,345.6

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2009:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$3,031.0	$—	$3,031.0	$2,027.9
UPC Holding (excluding VTR)	11,279.9	33.0	11,312.9	100.8
Telenet	2,938.1	444.5	3,382.6	208.8
UPC Germany (related to Unitymedia)	3,763.3	—	3,763.3	—
J:COM	2,019.6	684.9	2,704.5	691.7
VTR	460.8	1.7	462.5	128.2
Austar	740.7	—	740.7	84.4
Chellomedia	279.2	—	279.2	17.9
Liberty Puerto Rico	175.9	—	175.9	6.6
Other operating subsidiaries	—	—	—	3.3
Total LGI	$24,688.5	$1,164.1	$25,852.6	$3,269.6

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]

Excludes $4.1 billion of restricted cash related to our debt instruments, including $3.7 billion of cash in escrow to fund a portion of the Unitymedia Transaction and to repay Unitymedia’s debt. The remaining $471 million of restricted cash is primarily related to our VTR debt.

PRESS RELEASE

Capital Expenditures and Capital Lease Additions

The following table highlights our capital expenditures per category, as well as capital lease additions for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions
Customer premises equipment	$235.8	$238.0	$1,050.0	$976.5
Scalable infrastructure	118.4	155.2	308.9	387.5
Line extensions	57.8	55.7	210.4	192.4
Upgrade/rebuild	73.9	111.6	284.4	384.2
Support capital	138.0	116.4	369.7	388.3
Other including Chellomedia	4.6	14.3	11.9	31.5
Total capital expenditures (“capex”)	$628.5	$691.2	$2,235.3	$2,360.4

Capital expenditures	$628.5	$691.2	$2,235.3	$2,360.4
Capital lease additions	62.2	57.5	217.6	166.5
Total capex and capital leases	$690.7	$748.7	$2,452.9	$2,526.9

As % of revenue
Capital expenditures	20.7%	27.0%	20.2%	22.5%
Capex and capital leases	22.7%	29.3%	22.1%	24.1%

Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by the operating activities of our continuing operations less the capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows. Adjusted FCF represents FCF less the non-cash capital lease additions of our continuing operations. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table highlights the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions
Net cash provided by operating activities	$1,072.9	$908.5	$3,341.7	$3,111.5
Capital expenditures	(628.5)	(691.2)	(2,235.3)	(2,360.4)
FCF	$444.4	$217.3	$1,106.4	$751.1

FCF	$444.4	$217.3	$1,106.4	$751.1
Capital lease additions	(62.2)	(57.5)	(217.6)	(166.5)
Adjusted FCF	$382.2	$159.8	$888.8	$584.6

PRESS RELEASE

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at December 31, 2009, September 30, 2009 and December 31, 2008:

	December 31, 2009	September 30, 2009	December 31, 2008	Q4’09 / Q3’09 (% Change)	Q4’09 / Q4’08 (% Change)
Total Customers
UPC Broadband	9,102,200	9,099,400	9,307,700	0.0%	(2.2)%
Telenet	2,342,400	2,363,200	2,402,500	(0.9)%	(2.5)%
J:COM	3,274,800	3,247,300	3,167,400	0.8%	3.4%
VTR	1,054,300	1,051,000	1,029,100	0.3%	2.4%
Other	868,300	868,500	841,100	0.0%	3.2%
Liberty Global Consolidated	16,642,000	16,629,400	16,747,800	0.1%	(0.6)%

Total Single-Play Customers	9,723,000	9,882,900	10,429,100	(1.6)%	(6.8)%
Total Double-Play Customers	3,333,000	3,295,300	3,173,400	1.1%	5.0%
Total Triple-Play Customers	3,586,000	3,451,200	3,145,300	3.9%	14.0%

% Double-Play Customers
UPC Broadband	17.6%	17.3%	16.2%	1.7%	8.6%
Telenet	23.7%	23.1%	22.3%	2.6%	6.3%
J:COM	28.0%	28.1%	27.9%	(0.4)%	0.4%
VTR	21.7%	21.2%	20.4%	2.4%	6.4%
Liberty Global Consolidated	20.0%	19.8%	18.9%	1.0%	5.8%

% Triple-Play Customers
UPC Broadband	17.4%	16.5%	15.0%	5.5%	16.0%
Telenet	27.8%	26.5%	22.4%	4.9%	24.1%
J:COM	26.8%	26.2%	24.7%	2.3%	8.5%
VTR	42.4%	42.4%	39.7%	0.0%	6.8%
Liberty Global Consolidated	21.5%	20.8%	18.8%	3.4%	14.4%

RGUs per Customer Relationship
UPC Broadband	1.52	1.50	1.46	1.3%	4.1%
Telenet	1.79	1.76	1.67	1.7%	7.2%
J:COM	1.82	1.81	1.77	0.6%	2.8%
VTR	2.07	2.06	2.00	0.5%	3.5%
Liberty Global Consolidated	1.63	1.61	1.57	1.2%	3.8%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship3 for the indicated periods:

	Year ended December 31,					FX Neutral
	2009		2008		% Change	% Change[4]
UPC Broadband		€23.65		€23.34	1.3%	3.8%
Telenet		€35.74		€34.15	4.7%	4.7%
J:COM		¥7,232		¥7,283	(0.7)%	(0.7)%
VTR	CLP	28,564	CLP	27,653	3.3%	3.3%
Austar	AUD	70.28	AUD	68.37	2.8%	2.8%
Liberty Global Consolidated		$46.21		$44.91	2.9%	4.9%

[3]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

[4]	Represents the percentage change on a year-over-year basis adjusted for FX impacts, using average 2009 rates applied to 2008 results.

PRESS RELEASE

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the fourth quarter of 2009. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of €294 million in 2009.

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009		2008
	in millions
UPC Holding:[5]
Revenue	€882.9	€871.2	€3,453.9		€3,472.9
OCF	420.0	424.9	1,662.8		1,646.1

Chellomedia Programming:
Revenue	€60.0	€63.8	€214.7		€220.3
OCF	14.1	16.3	51.0		58.2

	Debt, Cash and Leverage at December 31, 2009[6]
	Total Debt[7]	Cash[8]	Sr. Leverage		Total Leverage
	in millions
UPC Holding	€8,217.1	€159.7	3.81	x	4.75	x
Chellomedia Programming	194.8	10.8	3.20	x	3.20	x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. As UPC Holding and Chellomedia Programming use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). For additional discussion of OCF, please see page 14.  The following tables provide the appropriate reconciliations:

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	in millions
UPC Holding
Total segment operating cash flow	€420.0	€424.9	€1,662.8	€1,646.1
Stock-based compensation expense	(4.2)	(8.7)	(15.1)	(27.6)
Depreciation and amortization	(258.3)	(272.1)	(1,048.5)	(1,079.9)
Related-party fees and allocations, net	(7.8)	(7.8)	(30.6)	(31.5)
Impairment, restructuring and other operating charges	(1.4)	(112.9)	(90.5)	(118.9)
Operating income	€148.3	€23.4	€478.1	€388.2

Chellomedia Programming
Total segment operating cash flow	€14.1	€16.3	€51.0	€58.2
Stock-based compensation expense	(0.2)	(0.2)	(0.8)	(0.5)
Depreciation and amortization	(4.1)	(6.2)	(17.2)	(18.9)
Related-party management fees	(3.4)	(8.1)	(9.1)	(11.0)
Impairment, restructuring and other operating charges	(1.2)	(0.2)	(3.6)	(0.6)
Operating income	€5.2	€1.6	€20.3	€27.2

[5]

The amounts for the three months and year ended December 31, 2008 have been recast to reflect a common control transfer that occurred during the fourth quarter of 2009 as if the transfer had occurred on January 1, 2008. This common control transfer involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding.

[6]

In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on December 31, 2009 results, and are subject to completion of our fourth quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

[7]

Total debt includes capital lease obligations. Debt for UPC Holding reflects only third-party debt. Debt for Chellomedia Programming reflects third-party debt and a loan payable to a related-party of €7.5 million.

[8]	Cash includes cash and cash equivalents and excludes restricted cash.

PRESS RELEASE

	Consolidated Operating Data — December 31, 2009
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands(13)	2,765,400	2,608,900	1,957,900	3,320,100	1,203,900	751,400	—	—	1,955,300	2,647,300	741,700	2,618,600	623,100
Switzerland(13)	1,981,600	1,645,200	1,584,300	2,337,300	1,167,100	379,200	—	—	1,546,300	2,003,200	487,400	2,000,300	303,600
Austria	1,160,500	1,160,500	721,900	1,258,600	308,300	233,000	—	—	541,300	1,160,500	430,000	1,160,500	287,300
Ireland	877,400	593,000	536,100	713,300	153,600	276,900	—	74,300	504,800	593,000	148,100	499,200	60,400
Total Western Europe	6,784,900	6,007,600	4,800,200	7,629,300	2,832,900	1,640,500	—	74,300	4,547,700	6,404,000	1,807,200	6,278,600	1,274,400
Hungary	1,234,600	1,216,600	898,500	1,380,900	448,500	157,400	186,000	—	791,900	1,216,600	336,300	1,219,000	252,700
Romania	2,070,300	1,742,000	1,249,600	1,667,700	837,600	231,000	181,000	—	1,249,600	1,616,600	267,400	1,554,800	150,700
Poland	2,025,200	1,875,900	1,090,500	1,661,100	787,200	229,400	—	—	1,016,600	1,875,900	460,600	1,875,100	183,900
Czech Republic	1,317,900	1,208,100	778,900	1,164,100	152,100	379,700	104,100	—	635,900	1,208,100	362,000	1,204,000	166,200
Slovakia	491,200	436,500	284,500	365,900	178,500	61,300	32,500	3,900	276,200	398,400	62,500	398,400	27,200
Total Central and
Eastern Europe	7,139,200	6,479,100	4,302,000	6,239,700	2,403,900	1,058,800	503,600	3,900	3,970,200	6,315,600	1,488,800	6,251,300	780,700
Total UPC Broadband Division	13,924,100	12,486,700	9,102,200	13,869,000	5,236,800	2,699,300	503,600	78,200	8,517,900	12,719,600	3,296,000	12,529,900	2,055,100

Telenet (Belgium)	2,793,800	2,793,800	2,342,400	4,199,300	1,341,600	1,000,900	—	—	2,342,500	2,793,800	1,115,900	2,793,800	740,900

J:COM (Japan)	12,593,800	12,593,800	3,274,800	5,946,600	250,200	2,348,400	—	—	2,598,600	12,593,800	1,584,900	12,133,800	1,763,100

The Americas:
VTR (Chile)	2,610,900	1,953,200	1,054,300	2,177,600	370,400	531,800	—	—	902,200	1,953,200	653,300	1,941,700	622,100
Puerto Rico	348,300	348,300	126,500	213,700	—	87,500	—	—	87,500	348,300	77,300	348,300	48,900
Total The Americas	2,959,200	2,301,500	1,180,800	2,391,300	370,400	619,300	—	—	989,700	2,301,500	730,600	2,290,000	671,000

Austar (Australia)	2,511,700	—	741,800	741,800	—	—	741,600	—	741,600	30,400	200	—	—

Grand Total	34,782,600	30,175,800	16,642,000	27,148,000	7,199,000	6,667,900	1,245,200	78,200	15,190,300	30,439,100	6,727,600	29,747,500	5,230,100

PRESS RELEASE

	Subscriber Variance Table — December 31, 2009 vs. September 30, 2009
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands(13)	8,800	(40,900)	(10,700)	47,800	(51,400)	40,700	—	—	(10,700)	(2,500)	33,800	15,500	24,700
Switzerland(13)	(1,700)	16,200	(6,000)	(7,300)	(25,000)	16,900	—	—	(8,100)	23,700	2,300	23,300	(1,500)
Austria	3,000	3,000	900	20,000	(15,300)	15,400	—	—	100	3,000	5,700	3,000	14,200
Ireland	1,000	21,000	(900)	15,500	(16,000)	13,400	—	(2,500)	(5,100)	21,000	13,200	26,100	7,400
Total Western Europe	11,100	(700)	(16,700)	76,000	(107,700)	86,400	—	(2,500)	(23,800)	45,200	55,000	67,900	44,800
Hungary	5,200	7,100	(6,800)	11,200	(28,100)	16,800	3,100	—	(8,200)	7,100	11,200	7,100	8,200
Romania	(200)	10,000	12,300	29,500	(35,200)	28,100	19,400	—	12,300	10,000	11,000	10,000	6,200
Poland	12,100	16,800	9,000	41,300	(32,300)	35,500	—	—	3,200	16,800	22,800	16,900	15,300
Czech Republic	4,700	4,700	7,200	26,300	(19,400)	18,100	(3,500)	—	(4,800)	4,700	17,100	4,700	14,000
Slovakia	1,800	5,600	(2,200)	700	(11,200)	7,500	1,400	(400)	(2,700)	5,400	2,700	5,400	700
Total Central and Eastern Europe	23,600	44,200	19,500	109,000	(126,200)	106,000	20,400	(400)	(200)	44,000	64,800	44,100	44,400
Total UPC Broadband Division	34,700	43,500	2,800	185,000	(233,900)	192,400	20,400	(2,900)	(24,000)	89,200	119,800	112,000	89,200

Telenet (Belgium)	6,200	6,200	(20,800)	36,300	(105,300)	84,700	—	—	(20,600)	6,200	30,900	6,200	26,000

J:COM (Japan)	67,900	67,900	27,500	84,900	(74,200)	84,900	—	—	10,700	67,900	25,500	80,700	48,700

The Americas:
VTR (Chile)	13,900	19,800	3,300	13,100	(19,300)	22,800	—	—	3,500	19,800	7,400	21,200	2,200
Puerto Rico	600	600	(2,500)	(300)	—	(2,800)	—	—	(2,800)	600	700	600	1,800
Total The Americas	14,500	20,400	800	12,800	(19,300)	20,000	—	—	700	20,400	8,100	21,800	4,000

Austar (Australia)	6,300	—	2,300	2,300	—	—	2,400	—	2,400	—	(100)	—	—

Grand Total	129,600	138,000	12,600	321,300	(432,700)	382,000	22,800	(2,900)	(30,800)	183,700	184,200	220,700	167,900

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	48,900	93,000	(2,800)	185,000	(233,900)	192,400	20,400	(2,900)	(24,000)	89,200	119,800	112,000	89,200
Telenet (Belgium)	6,200	6,200	(19,700)	37,400	(99,600)	80,100	—	—	(19,500)	6,200	30,900	6,200	26,000
J:COM (Japan)	67,900	67,900	27,500	84,900	(74,200)	84,900	—	—	10,700	67,900	25,500	80,700	48,700
The Americas	14,500	20,400	800	12,800	(19,300)	20,000	—	—	700	20,400	8,100	21,800	4,000
Austar (Australia)	6,300	—	2,300	2,300	—	—	2,400	—	2,400	—	(100)	—	—
Total Organic Change	143,800	187,500	8,100	322,400	(427,000)	377,400	22,800	(2,900)	(29,700)	183,700	184,200	220,700	167,900

ADJUSTMENTS:
Q4 2009 Netherlands adjustment	—	(49,500)	—	—	—	—	—	—	—	—	—	—	—
Q4 2009 Switzerland adjustment	(12,200)	—	—	—	—	—	—	—	—	—	—	—	—
Q4 2009 Czech Republic adjustment	—	—	5,600	—	—	—	—	—	—	—	—	—	—
Q4 2009 Romania adjustment	(2,000)	—	—	—	—	—	—	—	—	—	—	—	—
Q4 2009 Belgium adjustment	—	—	(1,100)	(1,100)	(5,700)	4,600	—	—	(1,100)	—	—	—	—
Net Adjustments	(14,200)	(49,500)	4,500	(1,100)	(5,700)	4,600	—	—	(1,100)	—	—	—	—

Total Net Adds (Reductions)	129,600	138,000	12,600	321,300	(432,700)	382,000	22,800	(2,900)	(30,800)	183,700	184,200	220,700	167,900

PRESS RELEASE

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g., VIP subscribers, free service to employees) are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 449,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 46,200 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 81,200 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 51,100 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At December 31, 2009, Cablecom’s partner networks account for 88,800 Customer Relationships, 128,700 RGUs, 50,700 Digital Cable Subscribers, 358,000 Internet Homes Serviceable, 355,000 Telephony Homes Serviceable, 48,000 Internet Subscribers, and 30,000 Telephony Subscribers. In addition, partner networks account for 467,700 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.